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                               [Ogier Letterhead]


Direct line: 01534 504239
Direct Email: raulin.amy@ogier.com

Reference: MSY/RA/ES/RAND006-16-0
Your reference:

25 June 2002


Randgold Resources Limited
LaMotte Chambers
LaMotte Street
St. Helier Jersey JE1 1BJ
Channel Islands


Ladies and Gentlemen,

Randgold Resources Limited

We are acting as Jersey, Channel Islands counsel for Randgold Resources Limited, a company incorporated under the laws of Jersey, Channel Islands (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's registration statement on Form F-4 (the "Registration Statement") and the form of the exchange offer prospectus contained therein relating to the exchange of each of the Company's outstanding global depositary shares initially sold pursuant to Rule 144A under the Securities Act (collectively, the "Rule 144A GDSs"), each representing two of the Company's ordinary shares, par value $0.10 per share (the "Ordinary Shares"), for one American depositary share (collectively, the "ADSs"), each representing two Ordinary Shares (the "Exchange Offer"). The ADSs will be issued in accordance with the provisions of the Deposit Agreement among the Company, The Bank of New York, as the depositary, and the owners and holders from time to time of ADSs issued thereunder, filed as an exhibit to the Registration Statement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, accuracy and completeness of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to matters of fact material to this opinion, we have made due inquiries with and relied on the statements of officers and other representatives of the Company, public officials or others.

Based upon the foregoing, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing as a corporation under the laws of Jersey, Channel Islands.

2. The Ordinary Shares underlying the ADSs to be issued by the Company, as contemplated by the Registration Statement, are duly and validly authorized, and when issued


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Randgold Resources Limited
June 25, 2002
Page 2


in accordance with the terms of the Exchange Offer, will be legally and validly issued, and fully paid and non-assessable.

In addition, the first sentence of the third paragraph of the section entitled "Taxation" of the exchange offer prospectus included in the Registration Statement constitutes our opinion with respect to the material Jersey, Channel Islands tax consequences of the Exchange Offer.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the above-mentioned Registration Statement and to the reference to our name under the heading "Legal Matters" in the exchange offer prospectus and "Validity of Securities" section of the prospectus attached as Appendix I to the exchange offer prospectus, each included in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.


Very truly yours,



/s/ Ogier & Le Masurier


OGIER & LE MASURIER